Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Vitae Pharmaceuticals, Inc. 2014 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, 2013 Stock Plan, 2004 Stock Plan, and 2001 Stock Plan of our report dated June 27, 2014 (except for Note 15, as to which the date is September 8, 2014), with respect to the financial statements of Vitae Pharmaceuticals, Inc., included in the Registration Statement (Form S-1, No. 333-198090) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 21, 2014